Westside Energy corporation


                        2004 CONSULTANT COMPENSATION PLAN

1.       Purpose


         The Westside Energy Corporation 2004 Consultant Compensation Plan (the "Plan") is intended to promote the interests of Westside Energy Corporation and its subsidiaries (collectively the "Corporation") by offering those outside consultants of the Corporation who assist in the development and success of the business of the Corporation, the opportunity to participate in a compensation plan designed to reward them for their services and to encourage them to continue to provide services to the Corporation.


2.       Definitions

         For all purposes of this Plan, the following terms shall have the following meanings:


         "Common Stock" means Westside Energy Corporation common stock, $.10 par value.

         "Conditional Shares" means shares of Common Stock awarded under this Plan subject to conditions imposed by the Westside Energy Board (as defined herein) or the conditions set forth in Section 6.2 or both.

         "Westside Energy" means Westside Energy Corporation, a Nevada corporation.

         "Subsidiary" means any company of which Westside Energy Corporation owns, directly or indirectly, the majority of the combined voting power of all classes of stock.


         "Unconditional Shares" means shares of Common Stock awarded under this Plan subject to no conditions.

3.       Administration


         The Westside Energy Board of Directors (the "Westside Energy Board") shall administer the Plan. The Westside Energy Board shall make all final decisions with respect to the persons to whom awards shall be granted ("Participants"), the number of shares that shall be covered by each award or sale, the time or times at which awards shall be granted or sales shall be made, the timing of when awards shall vest, the terms and provisions of the instruments by which awards or sales shall be evidenced, the interpretation of the Plan and all determinations necessary or advisable for its administration.


4.       Eligibility


         Only individuals who are outside consultants, or directors, officers, partners or employees of outside consultants, of Westside Energy or any Subsidiary shall be granted awards, but only if they render bona fide services to Westside Energy or a Subsidiary that (a) are not in connection with the offer and sale of Westside Energy's securities in a capital-raising transaction and
(b) do not directly or indirectly promote or maintain a market for Westside Energy's securities..


5.       Stock Subject to the Plan


         The stock, which may be awarded or sold pursuant to this Plan, shall be shares of Common Stock. When shares of Common Stock are awarded or sold, Westside Energy may award or sell authorized but unissued Common Stock, or Westside Energy may award or sell issued Common Stock held in its treasury. Each of the respective boards of Westside Energy and all Subsidiaries involved in the award or sale will fund the Plan to the extent so required to provide Common Stock for the benefit of Participants. The total number of shares of Common Stock that may be granted or sold under this Plan shall not exceed 3,000,000 shares in the aggregate. Any shares awarded and later forfeited are again subject to award or sale under the Plan.


6.       Share Awards and Sales

         6.1      Grant of Share Awards


         The Westside Energy Board may award to Participants Unconditional Shares and Conditional Shares. The Westside Energy Board will determine for each Participant selected to be awarded Unconditional Shares and Conditional Shares the time or times when Unconditional Shares or Conditional Shares shall be awarded and the number of shares of Common Stock to be covered by each Unconditional Shares or Conditional Share award. Unless expressly specified as Conditional Shares by the Westside Energy Board, all shares of Common Stock awarded under this Plan shall be Unconditional Shares. No Unconditional Shares or Conditional Shares shall be awarded except for services performed or contracts for services to be performed. Before Unconditional Shares or Conditional Shares shall be awarded, the Westside Energy Board must determine that the consideration received or to be received for the shares to be issued is adequate. The judgment of the Westside Energy Board of directors as to the adequacy of the consideration received for the shares issued is conclusive in the absence of actual fraud in the transaction. When the Corporation receives the consideration for which the Westside Energy Board authorized the issuance of shares, the shares issued therefor shall be fully paid.


         6.2      Conditions


         Shares of Common Stock issued to a Participant as a Conditional Shares award will be subject to the following conditions as well as all other conditions imposed by the Westside Energy Board ("Share Conditions"):

                  (a) Except as set forth in Paragraphs 6.4 and 6.5, if Share Conditions are not satisfied, Conditional Shares will be forfeited and returned to Westside Energy or, in the event such Conditional Shares were provided to the Participant from shares of Common Stock purchased by the Subsidiary, then the Conditional Shares will be returned to the Subsidiary. In either case, all rights of the Participant to such Conditional Shares will terminate without any payment of consideration by Westside Energy or the Subsidiary with which the Participant is associated, unless the Participant maintains his association with Westside Energy or a Subsidiary for the period of time (if any) determined by the Westside Energy Board.


                  (b) During the condition period ("Condition Period") relating to a Conditional Share award, none of the Conditional Shares subject to such award may be sold, assigned, bequeathed, transferred, pledged, hypothecated or otherwise disposed of in any way by the Participant.


                  (c) The Westside Energy Board may require the Participant to enter into an escrow agreement providing that the certificates representing Conditional Shares sold or granted pursuant to the Plan will remain in the physical custody of Westside Energy or the applicable Subsidiary or an escrow holder during the Condition Period.


                  (d) Certificates representing Conditional Shares sold or granted pursuant to the Plan may bear a legend making an appropriate reference to the conditions imposed on the Conditional Shares.


                  (e) The Westside Energy Board may impose other conditions on any Conditional Shares issued pursuant to the Plan as it may deem advisable, including without limitations, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such share or shares of the same class are then listed and under any state securities laws or other securities laws applicable to such shares.


         6.3      Rights of a Stockholder


         Except as set forth in Paragraph 6.2(b), the recipient of a Conditional Share award will have all of the rights of a stockholder of Westside Energy with respect to the Conditional Shares, including the right to vote the Conditional Shares and to receive all dividends or other distributions made with respect to the Conditional Shares.


         6.4      Lapse of Conditions


         In the event of the termination of association of a Participant during the Condition Period by reason of death, disability, or termination of association, the Westside Energy Board may, at its discretion, remove Share Conditions on Conditional Shares. Conditional Shares to which the Share Conditions have not so lapsed will be forfeited and returned to the Corporation as provided in Paragraph 6.2(a).

         6.5      Lapse of Conditions at Discretion of the Westside Energy Board

         The Westside Energy Board may shorten the Condition Period or remove any or all Share Conditions if, in the exercise of its absolute discretion, it determines that such action is in the best interests of the Corporation and equitable to the Participant.


         6.6      Listing and Registration of Shares


         Westside Energy may, in its reasonable discretion, postpone the issuance and/or delivery of any shares of Common Stock awarded or sold pursuant to this Plan until completion of stock exchange listing, or registration, or other qualification of such shares under any law, rule or regulation.


         6.7      Designation of Beneficiary


         A Participant may, with the consent of the Westside Energy Board, designate a person or persons to receive, in the event of death, any shares of Common Stock to which such Participant would then be entitled pursuant to this Plan. Such designation will be made upon forms supplied by and delivered to the Westside Energy Board and may be revoked in writing by the Participant. If a Participant fails effectively to designate a beneficiary, then such Participant's estate will be deemed to be the beneficiary.


7.       Capital Adjustments

         The number and consideration of Common Stock covered by each award granted or each sale under this Plan and the total number of shares that may be granted or sold under the Plan shall be proportionally adjusted to reflect, subject to any required action by stockholders, any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change.


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         The issuance of shares pursuant to this Plan is expressly conditioned upon obtaining all necessary approvals from all regulatory agencies from which approval is required.


9.       Effective Date of Plan

         The effective date of the Plan is April 15, 2004.

10.      Term and Amendment of Plan

         This Plan shall expire on April 15, 2014 (except to Conditional Shares outstanding on that date). Westside Energy Board may terminate or amend the Plan in any respect at any time, except no action of the Westside Energy Board, the Westside Energy Board or Westside Energy's stockholders, however, may, without the consent of a Participant, alter or impair such Participant's rights under any Conditional Shares previously granted.

11.      No Right of Association

         Neither the action of Westside Energy in establishing this Plan, nor any action taken by any Westside Energy Board or any Subsidiary or the Westside Energy Board, nor any provision of the Plan itself, shall be construed to limit in any way the right of Westside Energy to terminate a Participant's association with the Corporation at any time.

12.      Withholding Taxes

         Westside Energy or any Subsidiary, as applicable, shall have the right to deduct withholding taxes from any payments made pursuant to the Plan or to make such other provisions as it deems necessary or appropriate to satisfy its obligations to withhold federal, state or local income or other taxes incurred by reason of payment or the issuance of Common Stock under the Plan. Whenever under the Plan, Common Stock is to be delivered upon vesting of Conditional Shares, the Westside Energy Board shall be entitled to require as a condition of delivery that the Participant remit or provide for the withholding of an amount sufficient to satisfy all federal, state and other government withholding tax requirements related thereto.

13.      Plan not a Trust


         Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and any Participant, the executor, administrator or other personal representative, or designated beneficiary of such Participant, or any other persons. If and to the extent that any Participant or such Participant's executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from the Corporation pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation.


14.      Notices

         Each Participant shall be responsible for furnishing the Westside Energy Board with the current and proper address for the mailing of notices and delivery of Common Stock pursuant to the Plan. Any notices required or permitted to be given shall be deemed given if addressed to the person to be notified at such address given to the Westside Energy Board by such person and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification if such notice is not required under the terms of the Plan or any applicable law.

15.      Severability of Provisions


         If any provisions of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.


16. Payment to Minors, etc.

         Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Westside Energy Board, the Westside Energy Board, the Corporation and other parties with respect thereto.

17.      Headings and Captions


         The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.


18.      Controlling Law


         This Plan shall be construed and enforced according to the laws of the State of Texas to the extent not preempted by federal law, which shall otherwise control.


19.      Enforcement of Rights


         In the event the Corporation or a Participant is required to bring any action to enforce the terms of this Plan, the prevailing party shall be reimbursed by the non-prevailing party for all costs and fees, including actual attorney fees, for bringing and pursuing such action.